Exhibit 99.1
NEWS RELEASE
Nabors Secures Additional $550 million Unsecured Revolving Credit Facility
Hamilton, Bermuda, April 20, 2011 /PRNewswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced the closing of an additional unsecured revolving credit facility with an aggregate principal amount of $550 million. The duration and terms of this new facility are substantially the same as the $750 million credit facility we established last September, which has approximately 3.5 years remaining on the term. This new facility includes an accordion feature that would allow the Company to add lenders and increase the aggregate principal amount up to $700 million. Interest margins and undrawn fees are based upon the Company’s senior unsecured credit ratings. When drawn, the facility will bear interest, at the Company’s option, at either (a) one, two, three or six months LIBOR plus the applicable margin, or (b) the higher of the prime commercial rate of Citibank, N.A., the Federal Funds Rate plus 1/2 of 1% or one month LIBOR, plus the applicable margin. Based upon the Company’s current credit ratings of BBB+, BBB and Baa2 the interest margin and undrawn fees under option (a) would be 150bps and 20bps, respectively, and 25bps and 20bps under option (b). The borrower under the credit facility is Nabors Industries, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Company will fully and unconditionally guarantee the obligations of the borrower under the credit facility.
Citigroup Global Markets Inc., Mizuho Corporate Bank, Ltd., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, are joint lead arrangers and joint bookrunners and have committed equal sums. The remaining lenders are HSBC Bank USA, N.A., PNC Bank, N.A. and Bank of America, N.A.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “I am very pleased with the strong participation in our new line by seven leading financial institutions. The establishment of this additional facility provides us with enhanced flexibility to retire near-term debt and still take advantage of the attractive investment opportunities that continue to materialize across all of our business lines.”
The foregoing information includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and operate approximately 550 land drilling and approximately 727 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 37 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.